Exhibit 99.2

READY MIX, INC.
4602 East Thomas Road
Phoenix, Arizona 85018

June 16, 2009

Mr. Chris Zugaro
Vice President
Meadow Valley Parent Corp.
4602 East Thomas Road
Phoenix, Arizona 85018

Dear Mr. Zugaro:

          This letter sets forth our mutual understanding that in the event (i) Ready Mix, Inc. (“Ready Mix”) engages a financial advisor to assist it with the evaluation of strategic alternatives, including the potential sale of Ready Mix, on terms and conditions that are approved in advance by Meadow Valley Parent Corp. (“Meadow Valley Parent”), and (ii) during the term of such engagement, Meadow Valley Parent sells 50% or more of the total outstanding shares of common stock of Ready Mix (calculated on a fully diluted basis) to a third party in a transaction in which no other stockholder of Ready Mix sells or otherwise transfers any shares of common stock, then Meadow Valley Parent will reimburse Ready Mix for the reasonable and customary transaction success fees (as determined in good faith by Meadow Valley Parent) that are due and owing by Ready Mix to such financial advisor under the terms of the applicable engagement letter. In the event Meadow Valley Parent is obligated to reimburse Ready Mix for a transaction success fee in accordance with the terms hereof, Meadow Valley Parent may, in the alternative and in its discretion, pay such fee directly to the applicable financial advisor in full satisfaction of its obligations hereunder.

          The parties hereto understand and agree that Meadow Valley Parent is under no obligation of any kind to accept any offer related to, or to otherwise consent to or participate in, any transaction involving Ready Mix or its securities. The parties hereto further acknowledge and agree that the terms and conditions of this letter agreement are intended solely for the benefit of each party hereto and no third party shall be a beneficiary hereof or be entitled to enforce any rights hereunder. This letter agreement may not be modified or waived except in a writing signed by each party hereto.

Sincerely,

/s/ David D. Doty
By: David D. Doty
Title: Chief Financial Officer

Acknowledged and agreed:
Meadow Valley Parent Corp.

/s/ Chris Zugaro
By: Chris Zugaro
Title: Vice President